Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 ■ FAX: (949) 451-1460 ■  www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Brandi Piacente
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: brandi@tpg-ir.com

MEADE INSTRUMENTS OBTAINS AMENDMENT TO DOMESTIC CREDIT
AGREEMENT; RETURNS TO COMPLIANCE WITH COVENANTS

IRVINE, Calif. — July 15, 2008 — Meade Instruments Corp. (Nasdaq NM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today announced that it has signed the Sixteenth Amendment to its Amended and Restated Credit Agreement with its primary lender, Bank of America, N.A.  Under the Sixteenth Amendment, Bank of America, N.A. waived the Company’s non-compliance with certain covenants under the credit agreement.

“We are pleased that Bank of America continues to be a supportive partner to the Company,” said Steve Muellner, President and Chief Executive Officer of Meade.  “We are now in compliance with the covenants of the credit agreement.  Combined with the recent balance sheet improvements, we have the cash to reinvest in the core business, fund our restructuring efforts and underwrite future growth initiatives. “

The Sixteenth Amendment makes the following key changes to the credit agreement: (1) reduces the revolver line amount from $15 million currently to $12 million at November 30, 2008 and $10 million at December 31, 2008; (2) decreases certain amounts of collateral to be used in the borrowing base calculations; and (3) sets minimum EBITDA, tangible net worth and capital expenditure requirements measured on a monthly basis and sets minimum fixed charge coverage ratio covenants.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the sufficiency of the Sixteenth Amendment to meet the Company’s liquidity needs; whether the Company will be able to remain in compliance with future financial covenants; the Company’s ability to execute on its strategic initiatives and turnaround plans and the potential need for further restructuring activities; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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